UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

    (AMENDMENT NO.     )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

SCPIE HOLDINGS INC.

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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[LETTERHEAD OF SCPIE HOLDINGS, INC.]

January 30, 2008

Dear Fellow Stockholders,

Enclosed are proxy materials for a special meeting of stockholders to be held on Wednesday, March 26, 2008, to vote on our proposed merger with The Doctors Company. As these materials provide details of the merger agreement, we suggest that you read it in its entirety.

As you probably know, on October 15, 2007, we entered into a merger agreement to be acquired by The Doctors Company for $28.00 per share in cash.

The Board, after a diligent review and robust auction process, determined that this transaction is the most direct path to maximizing stockholder value. Even so, Joseph Stilwell—a hedge fund manager based in New York and a former director who sat on SCPIE’s board for 10 months—has stated his opposition to this merger. Instead, he has advocated for a transaction with one of the losing bidders, notwithstanding the rest of the Board’s concerns regarding the risks inherent in closing that transaction as well as that bidder’s ability to ultimately deliver at least $28.00 of value per share at the time of closing. We believe that Mr. Stilwell’s opposition to the proposed sale to The Doctors Company may be influenced by a conflict of interest due to his significant ownership stake in, and his position as a director of, the bidder he favors.

The Board has determined that this merger is fair and in the best interests of the stockholders of SCPIE; therefore, the Board recommends that stockholders vote FOR approval of the merger. For your convenience, you may vote your shares by mail, Internet or phone.

If you have any questions about the proposed merger, please call SCPIE’s proxy solicitor, MacKenzie Partners, at 800/322-2885, or SCPIE’s investor relations department at 310/551-5948.

On behalf of the Board of Directors, we thank you for your past support and hope we can count on your continued support as we move forward to complete this transaction.

Sincerely,

/s/ Mitchell S. Karlan
Mitchell S. Karlan MD
Chairman, Board of Directors

Additional Information and Where to Find It

SCPIE intends to file a definitive proxy statement in connection with the proposed acquisition. The proxy statement will be mailed to SCPIE’s stockholders, who are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the acquisition. Investors and security holders may obtain free copies of these documents and other documents filed with the Securities and Exchange Commission at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by SCPIE at the Investors/Media section on its corporate website at www.scpie.com.

SCPIE’s executive officers and directors may be participants in the solicitation of proxies from SCPIE stockholders with respect to the acquisition. Information about SCPIE’s executive officers and directors, and their ownership of SCPIE Holdings common stock, is set forth in the proxy statement for SCPIE’s 2007 Annual Meeting of Stockholders, which was filed with the SEC on April 18, 2007, and in the reports filed by the executive officers and directors under Section 16 of the Securities Exchange Act of 1934, as amended, since such date. Additional information regarding the direct and indirect interests of SCPIE’s executive officers and directors in the acquisition will be in the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.